Exhibit 99.2

Lawson Software, Inc.
Supplemental remarks concerning its third quarter fiscal 2011 financial results for the quarter ending Feb. 28, 2011

Thursday, March 31, 2011

On March 11, 2011, Lawson issued a press release confirming that it had received an unsolicited, non-binding proposal to acquire all of the company's outstanding common stock at a price of $11.25 per share in cash. In that statement, Lawson also announced that its board of directors had retained Barclays Capital, Inc. as its financial advisor to assist in evaluating the proposal, as well as other possible strategic alternatives and that the company did not intend to comment further regarding the matter unless and until an agreement is reached, discussions have been terminated or the board concludes its strategic review.

In light of these developments, Lawson canceled its previously scheduled conference call and is instead making available these supplemental remarks regarding its third quarter fiscal 2011 results to be read in combination with its press release. These remarks are offered to provide stockholders and analysts with management’s perspective on our quarterly results as would typically be provided on a live conference call.

Also in light of these developments, the company is not providing any financial guidance at this time.

Opening Remarks

In our press release today, we reported total GAAP revenues of $196.0 million with operating income of $22.3 million and net income of $21.4 million, or fully diluted earnings per share (EPS) of $0.13. These results increased compared to third quarter of fiscal year 2010 revenues of $186.0 million with operating income of $11.6 million and net income of $1.7 million, or EPS of $0.01.

Non-GAAP results also increased compared to last year. Total non-GAAP revenues for the third quarter of fiscal 2011 were $197.9 million with operating income of $36.9 million and net income of $23.9 million, or EPS of $0.14. These results increased compared to non-GAAP revenues of $188.6 million, operating income of $29.9 million and net income of $17.8 million, or EPS of $0.11 in the third quarter of fiscal year 2010. Third quarter of fiscal 2011 non-GAAP results include $1.9 million of revenues impacted by purchase accounting adjustments and exclude $12.7 million of pre-tax expenses for amortization of acquired intangibles, non-cash share-based compensation, amortization of purchased maintenance contracts, integration expenses and a pension gain adjustment, partly offset by a restructuring adjustment. Non-GAAP net income and EPS also exclude $2.3 million of pre-tax expense for non-cash convertible notes interest and $3.0 million of pre-tax income resulting from the settlement of a bankruptcy claim against Lehman Brothers OTC Derivatives Inc. (Lehman OTC). Non-GAAP net income and EPS includes a provision for income taxes based upon a rate of 35 percent in fiscal 2011, which is applied consistently throughout the year. A full reconciliation between GAAP and non-GAAP results is attached at the end of these remarks.

These supplemental remarks will refer primarily to our non-GAAP measurements.

By nearly every measure our third quarter was strong. Our Q3 non-GAAP revenues of $197.9 million and EPS of $0.14 exceeded the top end of our guidance range. All three revenue lines increased year-over-year. Increased M3 operating margin helped lift total non-GAAP operating margin to 19 percent, which is a 280 basis point improvement over last year. Our Q3 non-GAAP margin also marks a new company record. The third quarter of fiscal 2011 marks the 10th consecutive quarter that Lawson has shown a year-over-year increase in operating margin.

Key Sales Metrics

Our sales execution in the quarter was very good. Total software and subscription contracting grew 27 percent year-over-year. Contracting grew in all three geographic regions in which we operate and in both the S3 and M3 segments. Average sales contracting per account executive improved by 21 percent. The average selling price of deals sold increased 21 percent. Further, we signed 313 deals in the quarter, including six deals valued in excess of $1 million.

S3 Segment Highlights

Our S3 business performed very well, with software and subscription contracting increasing 37 percent compared to last year, including the contributions of Healthvision and Enwisen. (Enwisen subscription contracting in the quarter was $1.2 million, representing first year subscription value of the contracts signed. Healthvision’s contracting is no longer able to be tracked separately). License revenues grew 20 percent. Nine of our thirteen largest deals in the quarter were S3 deals, including several large multi-suite ERP deals. S3 operating margin achieved best-in-class levels at 25 percent in the quarter.

Healthcare, our largest business unit, was a major contributor to our success. Five of our six $1 million deals were in the healthcare vertical. Four of these large healthcare deals were with new Lawson customers. In fact, more than half of all healthcare contracting in the quarter was with new customers.

The Cloverleaf product continues to be a top-selling solution to our healthcare customers. We also saw a return to large, integrated full ERP suite deals with customers in Q3, including MaineHealth, University of New Mexico Hospital, The Children’s Mercy Hospital, Covenant Healthcare, Yavapai Regional Medical Center and Vanguard Health.

Overall, we feel very good about our market leadership in healthcare. Our solutions help hospitals and healthcare providers run their businesses more efficiently, which in turn helps them to deliver more effective patient care.

Business in the Public Sector vertical in Q3 was muted given the state and local budget climates.  Many new projects in this vertical were deferred pending resolution of public sector budget issues. However, we continue to see good momentum in selling Lawson Talent Management to our Public Sector customer base as teacher effectiveness is a critical focus in U.S. education, especially in grades K-12. We closed several significant Lawson Talent Management deals in the Public Sector vertical including the State of New Hampshire, the State of Arizona and Boulder Valley School District.

We also had several significant deals signed in our S3 Services Industries business including Forethought Financial, Arvest Bank, American Petroleum Tankers and Duff & Phelps.

In our Human Capital Management business, this was the first quarter selling our new HR Services Delivery solutions, which we added as part of our Enwisen acquisition in late December. The HR Services Delivery solution includes HR Knowledge Base, HR Case Management, Onboarding and Total Rewards. These solutions help companies improve the delivery of their HR services, while reducing employer costs. Even though the transaction closed in the midst of the quarter, we signed HR Services Delivery solution deals with over a dozen new brand new customers including US Bank, Fidelity, Transocean Limited, Reliance Steel and Rockwell Collins. HR services are common across most industries and because of this we are able to sell our Human Capital Management solutions to a broad range of customers inside our strategic vertical industries as well as outside of them.

In summary, our S3 business continues to perform very well with double-digit organic growth in software sales and healthy operating margin. The Healthvision and Enwisen acquisitions have strengthened our position in Healthcare and Human Capital Management and we are confident the added solutions will drive further growth for our S3 segment.

M3 Segment Highlights

Our focus on improving our M3 operations continues to yield positive results. M3 had 13 percent growth in contracting in the quarter and more importantly, operating margin increased to 8 percent in the third quarter, up from 3 percent in the same quarter last year. Improvement in the M3 consulting services margin was a large contributor to the stronger overall M3 operating performance.

Our Consumer Products vertical, which is made up of our Food & Fashion business, has had increasing sales momentum every quarter this year. The largest M3 deal in the quarter was a Consumer Products deal with Clarins, the luxury cosmetic company based in France.

Our Manufacturing & Distribution business also had improved sales activity and contracting increased over last year with some larger deals including LR Health & Beauty Systems and Hagemeyer Limited in the U.K.

In our Equipment Service Management & Rental (ESM&R) vertical, we are making good progress with implementations at our existing CAT dealers and are finalizing firm go-live project plans with our customers. We also signed a new CAT dealer in the third quarter: BanglaCat in Asia.

Overall, progress in M3 is continuing as planned and this is having a positive impact on our consolidated financial results. In fact, the improvement in M3 profitability has been the largest contributor to our overall operating margin increase this year. The opportunities we see for further M3 margin improvement provides additional operating margin leverage going forward.

Key Consolidated Financial Metrics

License revenues of $33.8 million increased 6 percent compared to last year. License fee revenue in our S3 business unit grew by 20 percent led by strength in our Healthcare vertical. In our M3 business unit, license revenues declined 9 percent, primarily driven by our ESM&R vertical. As we mentioned during our Q2 earnings call, we have moved into the implementation phase for many of the ESM&R customer deals we sold in fiscal 2010.

Non-GAAP maintenance revenues of $97.7 million increased 7 percent year-over-year. Maintenance margin of 83 percent also improved 90 basis points year-over-year. Higher renewal rates and an increase in sales of extended support agreements drove higher maintenance revenue and maintenance margin. Maintenance revenues grew in both business segments. S3 maintenance revenue increased more than 10 percent and M3 was up 2 percent compared to the prior year.

Both M3 and S3 customers have been renewing their support agreements with Lawson this year at record rates. In the third quarter we conducted the maintenance renewal cycle for the majority of our international customers. We can now estimate that the renewal rate for our international customers has improved to 94 percent from 90 percent in last year’s cycle. This is a strong improvement over prior years, and is now approaching the most recent renewal rate for our customers in the Americas region, which was 97 percent. These high customer renewal rates are evidence of the strong value in our solutions and our world-class customer support.

Q3 consulting services revenue of $66.5 million increased 1 percent year-over-year. As we forecasted on our second quarter conference call, Q3 was an inflection point for our recent services revenue performance. As a reminder, all revenues from our acquisition of Enwisen are reflected in our consulting revenue line. Enwisen contributed $3.2 million of total revenues in the third quarter.

Consulting revenue in the third quarter was also aided by a one-time benefit of approximately $3 million due to completion of two planned contract milestones during the quarter. Third quarter consulting services margin was 17 percent, improving sequentially from 14 percent in the second quarter. Services margin also increased significantly year-over-year, up from 12 percent in the third quarter of fiscal 2010. The services margin improvement was primarily due to improved M3 services profitability and the contribution from Enwisen.

Total gross margin of 63 percent in Q3 marked a record high for Lawson. Gross margin was up 340 basis points from the same quarter last year. Improved margins on all revenue lines and a revenue mix with higher maintenance revenues versus services contributed to the increase in gross margin.

Q3 operating expenses were $87.1 million, up $5.2 million or 6 percent year-over-year. We continue to manage our operating expenses well. The operating expense increase was primarily due to the addition of Enwisen’s operations, increased headcount in R&D and sales, and $1.4 million of legal costs in G&A related to patent litigation.

Third quarter non-GAAP operating income increased 24 percent. Operating margin of 19 percent was up 280 basis points year-over-year. Our S3 segment is operating at a best-in-class margin and our M3 segment profitability continues to improve. As we have seen all year, the improvement we have made in M3 contributes significantly to our total company profitability.

Below the operating income line we had two notable items in Other Income in the third quarter. We settled and sold our claims that arose from the bankruptcy of Lehman OTC and recorded a gain in other income for $3.0 million. This item positively impacted GAAP net income and had no impact on non-GAAP results. We also had a gain on investments of $1.2 million in the quarter. This gain is included in both GAAP and non-GAAP net income measurements.

Key Balance Sheet and Cash Flow Metrics

Our balance sheet remains healthy with $312.5 million of cash and investments, and net cash of nearly $79.8 million as of February 28th. Our cash and investments balance is up by $75.1 million over last year, even after spending $70 million on the acquisition of Enwisen in December.

Total deferred revenues at the end of the third quarter were $230.4 million, up from $204.8 million at the end of the second quarter. Compared to the prior year, total deferred revenues increased by $21.9 million driven primarily by the improved maintenance renewals we experienced in both the Americas and International regions.

Days Sales Outstanding were 52 days, flat sequentially and 13 days better than last year. The year-over-year improvement reflects operational efforts across the company resulting in much more effective collections.

We generated $73.3 million of cash from operations during the quarter. This is significantly higher than the $43.7 million of net cash from operations generated in Q3 of last year. The 68 percent increase in cash from operations was driven by profitability improvements, improved maintenance renewals and better collections of receivables.

Summary

In summary, our strong third quarter of fiscal 2011 results really speak for themselves. We are delivering organic growth in our strategic verticals, incorporating product and financial benefits from targeted acquisitions, making large strides toward world-class operational execution and delivering a superior customer experience.

This concludes our supplementary remarks for Lawson’s third quarter of fiscal 2011 financial results.

Safe Harbor and Forward-Looking Statements

This commentary contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the software industry; uncertainties as to when and whether the conditions for the recognition of deferred revenue will be satisfied; uncertainties as to when and whether signed software license contracts will meet the conditions for the recognition of revenue; uncertainty that a definitive agreement with respect to a potential sale of Lawson will be reached or the terms thereof; the ability to complete such a transaction on a timely basis; the risk that, prior to the completion of any such transaction, Lawson's business may experience significant disruptions, including loss of customers or employees, due to transaction-related uncertainty or other factors; the possibility that legal proceedings may be instituted against Lawson and/or others relating to any such transaction and the outcome of such proceedings; increased competition; the impact of foreign currency exchange rate fluctuations; continuation of the global recession and credit crisis; Lawson’s ability to integrate acquisitions successfully; changes in conditions in the company's targeted industries; the impact of the earthquakes in Japan and New Zealand on the business environment; the outcome of pending litigation and other risk factors listed in the company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Lawson assumes no obligation to update any forward-looking information contained in this statement.

Use of Non-GAAP Financial Measure Reconciliations

We believe our presentation of non-GAAP revenues, operating income, operating margin, net income and diluted net income per share provide meaningful insight into our operating performance and an alternative perspective of our results of operations.  We use these non-GAAP measures to assess our operating performance, develop budgets, serve as a measurement for incentive compensation awards and manage expenditures. Presentation of these non-GAAP measures allows investors to review our results of operations from the same perspective as management and our Board of Directors.  These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analysis and comparisons of our current and past results of operations, facilitate comparisons of our operating results with those of our competitors and provide insight into the prospects of our future performance. We also believe that the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze software companies including those that have recently made significant acquisitions.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from the methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the supplemental non-GAAP financial measures to the comparable U.S. GAAP results provided for each period presented, which are attached to this release.

The non-GAAP adjustments we make to our reported U.S. GAAP results are primarily related to purchase accounting and other acquisition matters, significant non-cash accounting charges and restructuring charges.

Our primary non-GAAP reconciling items are as follows:

Purchase Accounting Impact on Revenue - Our non-GAAP financial results include pro forma adjustments to increase maintenance and consulting revenues that we would have recognized if we had not adjusted acquired deferred revenues to their fair values as required by U.S.GAAP. Certain deferred revenues for maintenance and consulting on the acquired entity’s balance sheet, at the time of the acquisition, were eliminated from U.S. GAAP results as part of the purchase accounting for the acquisition. As a result, our U.S. GAAP results do not, in management’s view, reflect all of our maintenance and consulting activity. We believe the inclusion of the non-GAAP revenue adjustment provides investors a helpful alternative view of Lawson’s maintenance and consulting operations.

Amortization of Purchased Maintenance Contracts - We have excluded amortization of purchased maintenance contracts from our non-GAAP results. The purchase price related to these contracts is being amortized based upon the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the contracts. We believe that the exclusion of the amortization expense related to the purchased maintenance contracts provides investors an enhanced understanding of our results of operations.

Share-Based Compensation - Expense related to stock-based compensation has been excluded from our non-GAAP results of operations. These charges consist of the estimated fair value of share-based awards including stock options, restricted stock, restricted stock units and share purchases under our employee stock purchase plan. While the charges for stock-based compensation are of a recurring nature, as we grant stock-based awards to attract and retain quality employees and as an incentive to help achieve financial and other corporate goals, we exclude them from our results of operation in assessing our operating performance. These charges are typically non-cash and are often the result of complex calculations using an option-pricing model that estimates stock-based awards’ fair value based on factors such as volatility and risk-free interest rates that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in our operating plans that we use to manage our business. In addition, we believe the exclusion of these charges facilitates comparisons of our operating results with those of our competitors who may have different policies regarding the use of stock-based awards.

Pre-Merger Claims Reserve Adjustment - We have excluded the adjustment to our pre-merger claims reserve from our non-GAAP results. As part of the purchase accounting relating to acquisition of Intentia, we established a reserve for Intentia customer claims and disputes that arose before the acquisition which were originally recorded to goodwill. As we are outside the period in which adjustments to such purchase accounting is allowed, adjustments to the reserve are recorded in our general and administrative expenses under GAAP. We do not consider the adjustments to this reserve established under purchase accounting in our assessment of our operating performance. Further, since this reserve was established in purchase accounting, the original charge was not reflected in our operating results. We believe that the exclusion of the pre-merger claims reserve adjustment provides investors an appropriate alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Acquisition Transaction and Integration Costs - We have incurred various transaction and integration costs related to our acquisitions. The costs of integrating the operations of acquired businesses and Lawson are incremental to our historical costs and are charged to our U.S. GAAP results of operations in the periods incurred. Beginning in fiscal 2010, acquisition related transaction costs have also been charged to our U.S. GAAP results of operations. We do not consider these costs in our assessment of our operating performance. While these costs are not recurring with respect to our past acquisitions, we may incur similar costs in the future if we pursue other acquisitions. We believe that the exclusion of the non-recurring acquisition related transaction and integration costs provides investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Pension Gain - We have implemented certain modifications to our pension plan in Norway.  These modifications resulted in a curtailment of benefits under the plan and resulted in our recording a gain related to the change in all active participants’ projected benefit obligations resulting from the curtailment.  In addition, these modifications led to a settlement of active participants’ projected benefit obligations and resulted in our recording an additional gain related to the pension settlement.  We do not consider these gains in our assessment of our operating performance.  We believe that the exclusion of the non-recurring pension gains provide investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Restructuring - We have recorded various restructuring charges related to actions taken to reduce our cost structure to enhance operating effectiveness and improve profitability and to eliminate certain redundancies in connection with acquisitions. These restructuring activities impacted different functional areas of our operations in different locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These charges include costs related to severance and other termination benefits as well as costs to exit leased facilities. These restructuring charges are excluded from management’s assessment of our operating performance. We believe that the exclusion of the restructuring charges provides investors a useful alternative view of the cost structure of our operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Amortization of Acquired Intangibles - We have excluded amortization of acquisition-related intangible assets including purchased technology, client lists, customer relationships, trademarks, order backlog and non-compete agreements from our non-GAAP results. The fair value of the intangible assets, which was allocated to these assets through purchase accounting, is amortized using accelerated or straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. While these non-cash amortization charges are recurring in nature and the underlying assets benefit our operations, this amortization expense can fluctuate significantly based on the nature, timing and size of our past acquisitions and may be affected by future acquisitions. This makes comparisons of our current and historic operating performance difficult. Therefore, we exclude such expenses when analyzing the results of our operations including those of acquired entities. We believe that the exclusion of the amortization expense of acquired intangible assets provides investors useful information facilitating comparison of our results period-over-period and with other companies in the software industry as they each have their own acquisition histories and related non-GAAP adjustments.

Non-Cash Interest Expense Related to Convertible Debt - We have excluded the incremental non-cash interest expense related to our $240.0 million 2.5% senior convertible notes that we are required to recognize under U.S. GAAP for convertible debt securities from our non-GAAP results of operations for all periods presented. This accounting guidance requires us to recognize additional non-cash interest expense based on the market rate for similar debt instruments that do not contain a comparable conversion feature.  We have allocated a portion of the proceeds from the issuance of the senior notes to the embedded conversion feature resulting in a discount on our senior notes.  The debt discount is being amortized as additional non-cash interest expense over the term of the notes using the effective interest method.  These non-cash interest charges are not included in our operating plans and are not included in management’s assessment of our operating performance. We believe that the exclusion of the non-cash interest charges provides a useful alternative for investors to evaluate the cost structure of our operations in a manner consistent with our internal evaluation of our cost structure.

Bankruptcy Settlement - We have excluded the net gain we recorded on settlement of certain claims that arose due to Lehman OTC’s bankruptcy.  These claims related to our business relationships with Lehman OTC, including a convertible note hedge transaction and a warrant transaction both entered into as part of the issuance of our senior convertible notes and an accelerated share repurchase transaction.  As a result of the payments and collections related to the settlement of these obligations, we recorded a net gain which we do not consider in our assessment of our operating performance.  We believe that the exclusion of the net gain from this non-recurring bankruptcy settlement provides investors a useful alternative view of our results of operations and facilitates comparisons of our results period-over-period.

Non-GAAP Tax Provision Adjustments - The non-GAAP tax provision adjustments are due to the increase in non-GAAP taxable income as compared to U.S. GAAP taxable income resulting from the non-GAAP reconciling items detailed in the below table and the jurisdictional mix of non-GAAP and U.S. GAAP taxable income. The non-GAAP tax provision adjustments are made to reflect the annual global effective non-GAAP tax rate for each period.

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LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	February 28,		Percentage Change	Percentage Change
	2011	2010	as Reported	at Constant Currency
Revenues:
License fees	$33,766	$31,804	6%	5%
Maintenance services	97,449	89,080	9%	9%
Software revenues	131,215	120,884	9%	8%
Consulting	64,798	65,083	(0%)	(1%)
Total revenues	196,013	185,967	5%	5%

Costs of revenues:
Cost of license fees	6,166	6,595	(7%)	(11%)
Cost of maintenance services	17,692	17,352	2%	1%
Cost of software revenues	23,858	23,947	(0%)	(2%)
Cost of consulting	56,546	59,249	(5%)	(5%)
Total cost of revenues	80,404	83,196	(3%)	(5%)

Gross profit	115,609	102,771	12%	12%
Gross margin	59%	55%

Operating expenses:
Research and development	24,176	22,760	6%	3%
Sales and marketing	42,897	42,919	(0%)	(1%)
General and administrative	23,115	21,665	7%	6%
Restructuring	(233)	1,154	(120%)	(118%)
Amortization of acquired intangibles	3,400	2,699	26%	25%
Total operating expenses	93,355	91,197	2%	1%

Operating income	22,254	11,574	92%	106%
Operating margin	11%	6%

Other income (expense), net:
Interest income	407	128	218%	209%
Interest expense	(4,121)	(4,073)	1%	1%
Other income (expense), net	4,301	165	*NM	*NM
Total other income (expense), net	587	(3,780)	(116%)	(117%)

Income before income taxes	22,841	7,794	193%	214%
Provision for income taxes	1,443	6,126	(76%)	(78%)
Net income	$21,398	$1,668	*NM	*NM

Net income per share:
Basic	$0.13	$0.01	*NM	*NM
Diluted	$0.13	$0.01	*NM	*NM

Weighted average common shares outstanding:
Basic	163,978	161,412	2%
Diluted	168,736	165,367	2%
*NM - Percentage not meaningful

We disclose the percent change in the results from one period to another using constant currency to adjust year-over-year measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Nine Months Ended
	February 28,		Percentage Change	Percentage Change
	2011	2010	as Reported	at Constant Currency
Revenues:
License fees	$84,636	$86,110	(2%)	(2%)
Maintenance services	289,594	259,662	12%	10%
Software revenues	374,230	345,772	8%	7%
Consulting	183,905	193,609	(5%)	(4%)
Total revenues	558,135	539,381	3%	3%

Costs of revenues:
Cost of license fees	18,144	16,929	7%	5%
Cost of maintenance services	52,267	49,833	5%	5%
Cost of software revenues	70,411	66,762	5%	5%
Cost of consulting	163,670	171,027	(4%)	(4%)
Total cost of revenues	234,081	237,789	(2%)	(1%)

Gross profit	324,054	301,592	7%	7%
Gross margin	58%	56%

Operating expenses:
Research and development	69,237	65,651	5%	4%
Sales and marketing	120,539	118,796	1%	2%
General and administrative	66,612	61,397	8%	9%
Restructuring	(1,686)	5,905	(129%)	(128%)
Amortization of acquired intangibles	8,883	6,524	36%	39%
Total operating expenses	263,585	258,273	2%	2%

Operating income	60,469	43,319	40%	34%
Operating margin	11%	8%

Other income (expense), net:
Interest income	1,169	691	69%	69%
Interest expense	(12,405)	(12,232)	1%	2%
Other income (expense), net	4,155	5	*NM	*NM
Total other income (expense), net	(7,081)	(11,536)	(39%)	(37%)

Income before income taxes	53,388	31,783	68%	58%
Provision for income taxes	10,377	21,384	(51%)	(52%)
Net income	$43,011	$10,399	314%	247%

Net income per share:
Basic	$0.26	$0.06	308%	242%
Diluted	$0.26	$0.06	306%	240%

Weighted average common shares outstanding:
Basic	163,340	161,308	1%
Diluted	167,912	164,901	2%

*NM - Percentage not meaningful

We disclose the percent change in the results from one period to another using constant currency to adjust year-over-year measurements for impacts due to currency fluctuations. Constant currency changes should be considered in addition to, and not as a substitute for changes in revenues, expenses, income, or other measures of financial performance prepared in accordance with US GAAP. We calculate constant currency changes by converting entities’ financial results for the prior year period that are reported in currencies other than the United States dollar at the exchange rate in effect for the current period rather than the previous period.

LAWSON SOFTWARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
	February 28,	May 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$302,189	$375,917
Restricted cash - current	9,127	654
Trade accounts receivable, net	113,361	117,976
Income taxes receivable	6,378	4,664
Deferred income taxes - current	21,371	18,957
Prepaid expenses and other current assets	35,963	51,945
Total current assets	488,389	570,113

Restricted cash - non-current	1,145	10,070
Property and equipment, net	50,880	54,671
Goodwill	634,729	525,576
Other intangibles assets, net	178,769	159,665
Deferred income taxes - non-current	40,384	38,144
Other assets	13,474	13,805
Total assets	$1,407,770	$1,372,044

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt - current	$2,273	$2,646
Accounts payable	13,704	12,085
Accrued compensation and benefits	60,287	76,102
Income taxes payable	982	2,271
Deferred income taxes - current	7,422	5,605
Deferred revenue - current	220,180	319,797
Other current liabilities	29,919	36,573
Total current liabilities	334,767	455,079

Long-term debt - non-current	230,387	224,143
Deferred income taxes - non-current	59,580	42,834
Deferred revenue - non-current	10,263	8,363
Other long-term liabilities	13,784	16,456
Total liabilities	648,781	746,875

Stockholders’ equity:
Common stock	2,041	2,029
Additional paid-in capital	895,872	887,349
Treasury stock, at cost	(324,774)	(326,925)
Retained earnings	96,753	53,742
Accumulated other comprehensive income	89,097	8,974
Total stockholders’ equity	758,989	625,169
Total liabilities and stockholders’ equity	$1,407,770	$1,372,044

LAWSON SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010

Cash flows from operating activities:
Net income	$21,398	$1,668	$43,011	$10,399
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,713	12,553	42,447	33,331
Amortization of debt issuance costs	260	260	780	780
Amortization of debt discount	2,266	2,122	6,796	6,365
Deferred income taxes	3,399	974	5,862	5,865
Provision for doubtful accounts	(6)	522	(82)	989
Warranty provision	1,103	1,191	2,927	3,544
Gain on sale of marketable securities	(1,193)	-	(1,193)	-
Net (gain) loss on disposal of assets	3	(3)	9	7
Excess tax benefits from stock transactions	(272)	(191)	(1,565)	(494)
Share-based compensation expense	4,262	6,258	13,392	13,258
Changes in operating assets and liabilities (net of acquisitions):
Trade accounts receivable	1,315	116	11,498	34,483
Prepaid expenses and other assets	6,971	15,216	17,367	16,943
Accounts payable	5,844	(5,400)	867	(13,746)
Accrued expenses and other liabilities	(3,602)	2,221	(39,112)	(27,741)
Income taxes payable/receivable	(1,774)	(1,307)	(8,233)	3,549
Deferred revenue	18,626	7,514	(109,503)	(95,963)
Net cash provided by (used in) operating activities	73,313	43,714	(14,732)	(8,431)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(70,000)	(160,000)	(70,000)	(160,000)
Change in restricted cash	(299)	(785)	(515)	27
Purchases of marketable securities and investments	-	-	(3,006)	-
Proceeds from maturities and sales of marketable securities and investments	4,199	4	4,199	4
Purchases of property and equipment	(3,543)	(5,368)	(13,092)	(13,949)
Net cash used in investing activities	(69,643)	(166,149)	(82,414)	(173,918)

Cash flows from financing activities:
Principal payments on long-term debt	(325)	(340)	(977)	(1,231)
Payments on capital lease obligations	(274)	(739)	(898)	(2,044)
Cash proceeds from exercise of stock options	3,250	544	5,811	2,021
Excess tax benefit from stock transactions	272	191	1,565	494
Cash proceeds from employee stock purchase plan	707	573	1,975	1,697
Repurchase of common stock	(2,383)	(6,139)	(4,113)	(7,423)
Net cash provided by (used in) financing activities	1,247	(5,910)	3,363	(6,486)

Effect of exchange rate changes on cash and cash equivalents	8,999	(5,772)	20,055	366

Net decrease in cash and cash equivalents	13,916	(134,117)	(73,728)	(188,469)
Cash and cash equivalents at the beginning of the period	288,273	360,463	375,917	414,815
Cash and cash equivalents at the end of the period	$302,189	$226,346	$302,189	$226,346

LAWSON SOFTWARE, INC.
RECONCILIATIONS OF SELECTED GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)
Reconciliation of GAAP revenues, operating income, operating margin and net income to equivalent non-GAAP measures
	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
GAAP revenue	$196,013	$185,967	$558,135	$539,381
Non-GAAP revenue adjustments:
Purchase accounting impact on maintenance revenues	278	1,969	2,846	1,969
Purchase accounting impact on consulting revenues	1,657	694	2,522	694
Non-GAAP revenue adjustments	1,935	2,663	5,368	2,663
Non-GAAP revenue	$197,948	$188,630	$563,503	$542,044

GAAP operating income	$22,254	$11,574	$60,469	$43,319
GAAP operating margin	11%	6%	11%	8%
Non-GAAP revenue adjustments	1,935	2,663	5,368	2,663
Non-GAAP costs/operating expense adjustments:
Amortization of purchased maintenance contracts	375	473	1,165	1,570
Share-based compensation	4,261	6,258	13,391	13,255
Pre-merger claims reserve adjustment	-	-	(630)	(661)
Acquisition transaction and integration costs	347	1,153	346	1,153
Pension gain	25	-	(1,886)	-
Restructuring	(233)	1,154	(1,686)	5,905
Amortization of acquired intangibles	7,919	6,583	22,131	15,409
Total non-GAAP costs/operating expense adjustments	12,694	15,621	32,831	36,631
Non-GAAP operating income	$36,883	$29,858	$98,668	$82,613
Non-GAAP operating margin	19%	16%	18%	15%

GAAP net income	$21,398	$1,668	$43,011	$10,399
Non-GAAP revenue adjustments	1,935	2,663	5,368	2,663
Non-GAAP costs/operating expense adjustments	12,694	15,621	32,831	36,631
Non-cash interest expense related to convertible debt	2,265	2,122	6,796	6,365
Bankruptcy settlement	(3,006)	-	(3,006)	-
Tax provision adjustment (1)	(11,412)	(4,308)	(23,005)	(7,272)
Non-GAAP net income	$23,874	$17,766	$61,995	$48,786

Reconciliation of GAAP net income per diluted share to non-GAAP net income per diluted share
	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
GAAP net income per diluted share	$0.13	$0.01	$0.26	$0.06
Purchase accounting impact on revenue	0.01	0.02	0.03	0.02
Amortization of purchased maintenance contracts	0.00	0.00	0.01	0.01
Share-based compensation	0.03	0.04	0.08	0.08
Pre-merger claims reserve adjustment	-	-	(0.00)	(0.00)
Acquisition transaction and integration costs	0.00	0.01	0.00	0.01
Pension gain	0.00	-	(0.01)	-
Restructuring	(0.00)	0.01	(0.01)	0.04
Amortization of acquired intangibles	0.05	0.04	0.13	0.09
Non-cash interest expense related to convertible debt	0.01	0.01	0.04	0.04
Bankruptcy settlement	(0.02)	-	(0.02)	-
Tax provision adjustment	(0.07)	(0.03)	(0.14)	(0.04)
Non-GAAP net income per diluted share (2)	$0.14	$0.11	$0.37	$0.30

Weighted average shares - basic	163,978	161,412	163,340	161,308
Weighted average shares - diluted	168,736	165,367	167,912	164,901
(1) Based on a projected annual global effective tax rate analysis, the non-GAAP tax provision was calculated to be 35% for fiscal 2011 and 37% for fiscal 2010. Non-GAAP tax provision is calculated by reflecting the non-GAAP adjustments on a jurisdictional basis.
(2) Net income per share columns may not total due to rounding.

LAWSON SOFTWARE, INC.
SUPPLEMENTAL NON-GAAP MEASURES
INCREASE (DECREASE) IN GAAP AMOUNTS REPORTED
(in thousands)
(unaudited)
	Three Months Ended		Nine Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Revenue items
Purchase accounting impact on maintenance revenues	$278	$1,969	$2,846	$1,969
Purchase accounting impact on consulting revenues	1,657	694	2,522	694
Total revenue items	1,935	2,663	5,368	2,663

Cost of license items
Amortization of acquired intangibles	(4,045)	(3,883)	(12,774)	(8,885)
Total cost of license items	(4,045)	(3,883)	(12,774)	(8,885)

Cost of maintenance items
Amortization of purchased maintenance contracts	(375)	(473)	(1,165)	(1,570)
Stock-based compensation	(434)	(327)	(1,020)	(861)
Total cost of maintenance items	(809)	(800)	(2,185)	(2,431)

Cost of consulting items
Amortization of acquired intangibles	(474)	-	(474)	-
Stock-based compensation	(1,095)	(1,649)	(2,576)	(2,914)
Total cost of consulting items	(1,569)	(1,649)	(3,050)	(2,914)

Research and development items
Stock-based compensation	(616)	(448)	(1,650)	(628)
Total research and development items	(616)	(448)	(1,650)	(628)

Sales and marketing items
Stock-based compensation	(1,103)	(2,947)	(2,853)	(5,797)
Total sales and marketing items	(1,103)	(2,947)	(2,853)	(5,797)

General and administrative items
Pre-merger claims reserve adjustment	-	-	630	661
Integration expenses	(347)	(1,153)	(346)	(1,153)
Pension gain	(25)	-	1,886	-
Stock-based compensation	(1,013)	(887)	(5,292)	(3,055)
Total general and administrative items	(1,385)	(2,040)	(3,122)	(3,547)

Restructuring	233	(1,154)	1,686	(5,905)

Amortization of acquired intangibles	(3,400)	(2,700)	(8,883)	(6,524)

Non-cash interest expense related to convertible debt	(2,265)	(2,122)	(6,796)	(6,365)

Bankruptcy Settlement	3,006	-	3,006	-

Tax provision adjustment (1)	11,412	4,308	23,005	7,272

Total non-GAAP Adjustments	$2,476	$16,098	$18,984	$38,387

(1) Based on a projected annual global effective tax rate analysis, the non-GAAP tax provision for fiscal 2011 was calculated to be 35% and was 37% for fiscal 2010. The non-GAAP tax provision is calculated by reflecting the non-GAAP adjustments on a jurisdictional basis.

Lawson Software, Inc.
Supplemental Financial Metrics
($ in millions)

	FY2010					FY2011
	Q1	Q2	Q3	Q4	FY10	Q1	Q2	Q3	Q4	FY11

Revenue by Geography
Americas	106.1	107.7	115.9	124.2	453.8	113.3	115.3	122.0		350.6
APAC	7.4	8.0	9.7	10.0	35.2	11.3	10.4	10.1		31.7
EMEA	55.5	68.8	60.3	62.9	247.4	50.1	61.8	63.9		175.8
Total Revenue (1)	169.0	184.4	186.0	197.0	736.4	174.7	187.5	196.0		558.1

Deferred Revenue
License	46.6	45.9	41.4	39.2	39.2	37.9	36.9	36.6		36.6
Maintenance	196.6	132.3	152.2	275.2	275.2	217.7	148.1	169.4		169.4
Services	13.8	15.2	14.9	13.7	13.7	17.4	19.8	24.4		24.4
Total Deferred Revenue (1)	257.0	193.4	208.5	328.2	328.2	273.1	204.8	230.4		230.4

Cash Metrics
Cash, Cash Equivalents & Investments (2)	402.6	370.8	237.4	386.6	386.6	344.3	299.1	312.5		312.5
Cash from Operations	(20.5)	(31.6)	43.7	161.5	153.0	(38.3)	(49.7)	73.3		(14.7)
Capital Expenditures	4.4	4.2	5.4	5.0	19.0	6.0	3.5	3.5		13.1
Free Cash Flow (3)	(24.9)	(35.8)	38.3	156.4	134.0	(44.3)	(53.3)	69.8		(27.8)
Cash Paid for Acquisitions	-	-	160	-	160	-	-	70		70

Share Repurchase
Share Repurchase - (number of shares in thousands)	252.8	-	1,000.1	-	1,252.9	234.7	-	344.5		579.2
Share Repurchase - $	1.3	-	6.1	-	7.4	1.7	-	2.4		4.1

Days Sales Outstanding (DSO)
DSO	64	59	65	54	54	53	52	52		52

Deal Metrics
Average Selling Price (ASP) - Total Deals	129	106	94	99	103	91	103	114		103

# of Deals - Total	134	257	301	388	1,080	229	252	313		804

# Deals > $1M	5	3	3	5	16	2	1	6		9
# Deals between $500K and $1M	3	4	6	7	20	8	11	7		26

(1) Totals may not foot due to rounding.
(2) Cash, cash equivalents and investments includes all short and long-term cash, cash equivalents, restricted cash, marketable securities and investments.
(3) Free Cash Flow is derived by taking Cash from Operations and subtracting Capital Expenditures.

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